FOR IMMEDIATE RELEASE
Contact: William J. Evanson
Executive Vice President & Chief Financial Officer
(440) 720-3301


                       ANTHONY & SYLVAN POOLS CORPORATION
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                 DELISTS COMMON SHARES ON NASDAQ SMALLCAP MARKET
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Mayfield Village, Ohio (November 21, 2003) - Anthony & Sylvan Pools Corporation
(NASDAQ: SWIM) today announced that it has filed a Form 15 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") with the Securities and Exchange Commission ("SEC") in order to terminate the registration of the Company's common shares under Section 12(g) of the Exchange Act. Accordingly, the Company's duty under the Exchange Act to file information, documents and reports under Section 13 of the Exchange Act has been suspended. In addition, the Company's common shares will cease to be listed on the Nasdaq SmallCap Market as of the close of business on November 21, 2003. Under the Company's tender offer for odd-lot shares, the Company will continue to pay $4.00 for each common share properly tendered by an eligible shareholder prior to 5:00 P.M., Eastern Standard Time, on December 11, 2003.

Additional information can be found in a third amendment to the Schedule 13E-3 filed with the SEC on November 21, 2003. The amendment may be obtained, free of charge, on the website of the Company (www.anthonysylvan.com) or the SEC (www.sec.gov). Investors who have questions about tendering shares should contact Georgeson Shareholder, the Information Agent for the offer, by toll-free telephone at (800) 213-0475.

Anthony & Sylvan operates in the leisure industry, offering in-ground, concrete residential swimming pools, spas and related products to its customers. The Company serves its customers through a network of 39 sales design centers in 22 geographic markets in 16 states. It also sells pool-related consumables, replacement parts, equipment and supplies through retail service centers.